Exhibit 10.34

ITRON, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE

Itron, Inc. (the “Company”) hereby grants to Participant a restricted stock unit award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement, including Appendix A (the “Agreement”) and the Itron, Inc. Amended and Restated 2010 Stock Incentive Plan (the “Plan”), all of which are incorporated into the Award Notice in their entirety.

Participant:	Participant Name
Grant Date:	Grant Date
Number of Restricted Stock Units:	Number of Awards Granted
Vesting Schedule:	The Award will vest with respect to all of the Restricted Stock Units on the first anniversary of the Grant Date (each, a “Vest Date”).

Additional Terms/Acknowledgement: This Award is subject to all the terms and conditions set forth in this Award Notice, the Agreement, and the Plan which are attached to and incorporated into this Award Notice in their entirety.

Participant Name
I accept this award subject to the terms and
conditions stated herein.
Electronic Signature

Exhibit 10.34

ITRON, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
ALL PARTICIPANTS

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement, including Appendix A (this “Agreement”), Itron, Inc. (the “Company”) has granted you a restricted stock unit award (the “Award”) under its Amended and Restated 2010 Stock Incentive Plan (the “Plan”) for the number of restricted stock units indicated in your Award Notice. Capitalized terms not expressly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:

1.	Vesting
The Award will vest according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Common Stock will be issuable for each restricted stock unit that vests. Restricted stock units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted stock units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” Except as provided in Sections 2 and 3 below, the Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). Except as provided in Sections 2 and 3 below, the Award will terminate and the Unvested Units will be forfeited upon termination of your employment for any reason.

2.	Retirement, Death or Disability
2.1    In the event that your employment terminates by reason of Retirement at least 18 months after the Grant Date but during the Units’ vesting period, any Unvested Units will continue to vest in accordance with the Vesting Schedule until all Units become vested, provided that if you breach any of the covenants set forth in Appendix A to this Agreement after your Retirement, the Unvested Units will be forfeited immediately. For the purposes of this Section 2.1, “Retirement” means your voluntary termination of employment after the date on which you have reached (i) the age of 55 and have a total of at least 10 years of continuous employment with the Company and/or a Related Corporation or (ii) the age of 60 and have a total of at least 5 years of continuous employment with the Company and/or a Related Corporation; provided however, in either case, you must provide advance written notice to the Company at least 90 days prior to the termination of your employment unless otherwise agreed to in writing by the Company. For the avoidance of doubt, if your employment terminates due to Retirement within 18 months after the Grant Date, all Unvested Units will be automatically forfeited.

Exhibit 10.34

2.2    In the event that your employment terminates during the Units’ vesting period by reason of death or Disability, any Unvested Units will accelerate in vesting and become Vested Units upon such termination of employment.

3.	Change in Control Transaction
3.1    In the event of a Change in Control Transaction, the Award will be subject to any change in control severance agreement or other agreement providing for change in control provisions between you and the Company (a “CIC Agreement”). If you are not a party to a CIC Agreement, the provisions of this Section 3 shall apply.
3.2    In the event of a Change in Control Transaction in which (i) the Unvested Units are not assumed, substituted for, or converted into an award of the acquiring or surviving corporation (or a publicly-traded parent thereof) in a manner which prevents dilution of your rights under the Award or (ii) the acquiring or surviving corporation (or parent thereof) is not publicly-traded, any Unvested Units shall become immediately and fully vested as of the date of the Change in Control Transaction.
3.3    In the event of a Change in Control Transaction in which your Unvested Units are assumed, substituted for, or converted into an award of the acquiring or surviving public corporation (or a publicly-traded parent thereof) and your employment is terminated within twenty-four (24) months following such Change in Control Transaction, other than (a) for Cause, (b) by reason of Retirement, death or Disability (which shall be governed by Section 2), or (c) by you without Good Reason, any Unvested Units shall become immediately and fully vested as of the date of your termination of employment.
3.4    Definitions - For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(a)    “Base Salary” shall mean your annual base salary immediately prior to a Change in Control Transaction, as such salary may be increased from time to time (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.
(b)    “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act.
(c)    “Cause” for termination of your employment by the Company or your employer, if different (the “Employer”) shall mean (i) your willful and continued failure (other than any such failure resulting from (A) your incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance by you of a notice of termination in a form prescribed by the Company for Good Reason or (C) the Employer’s active or passive obstruction of the performance of your duties and responsibilities) to perform substantially the duties and responsibilities of your position with the Employer after a written demand for substantial performance is delivered to you by the Employer, which demand specifically identifies the manner in which the Employer believes that you have not substantially performed

Exhibit 10.34

such duties or responsibilities; (ii) your conviction by a court of competent jurisdiction for felony criminal conduct (or the equivalent under applicable local law); or (iii) your willful engaging in fraud or dishonesty which is injurious to the Company and/or the Employer or its reputation, monetarily or otherwise. No act, or failure to act, on your part shall be deemed “willful” unless committed, or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of the Company and/or the Employer.
(d)    “Good Reason” for termination of your employment by you shall mean the occurrence (without your express written consent) after any Change in Control Transaction of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless, in the case of any act or failure to act described in subsection (i), (ii), (iii), (iv) or (v) below, such act or failure to act is corrected prior to the date of your termination specified in a notice of termination in a form prescribed by the Company given in respect thereof:
(i)     an adverse change in your status or position(s) with the Employer as in effect immediately prior to the Change in Control Transaction, including, without limitation, any adverse change in your status or position as a result of a diminution of your duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s);
(ii)    a reduction in your Base Salary;
(iii)    a reduction in your annual bonus opportunity or long term incentive opportunity, as compared to the year immediately preceding the year in which the Change in Control Transaction occurs;
(iv)    the failure to continue to provide welfare, pension and fringe benefits which are in each case, in the aggregate, substantially similar to those provided to you immediately prior to Change in Control Transaction; or
(v)    the Employer requiring you to be based at an office that is greater than 50 miles from where your office is located immediately prior to the Change in Control Transaction except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Employer prior to the Change in Control Transaction.
Notwithstanding the foregoing, the events described in clauses (ii), (iii) or (iv) above shall not constitute Good Reason hereunder to the extent they are as a result of across-the-board reductions of the applicable compensation element following the Change in Control Transaction which are equally applicable to all similarly situated employees of the surviving corporation and its affiliates. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, you must provide notice to the Company of the existence of the condition

Exhibit 10.34

or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of becoming aware of such condition or circumstance), and the Employer must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(e)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

4.	Settlement of Vested Units.
Vested Units shall be settled on the earliest to occur of (a) a date within 30 days following the applicable Vest Date, (b) a date within 30 days following the termination of your employment (i) due to death or Disability pursuant to Section 2 above or (ii) following a Change in Control Transaction pursuant to Section 3.3 above, or (c) the date of a Change in Control Transaction pursuant to Section 3.2 above that constitutes a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).

5.	Securities Law Compliance
5.1    You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
5.2    You hereby agree that you will in no event sell or distribute all or any part of the shares of Common Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and any applicable state and foreign securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred with by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to register the Shares with the U.S. Securities and Exchange Commission or any foreign securities regulator and has not represented to you that it will so register the Shares.
5.3    You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any regulator

Exhibit 10.34

under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
5.4    You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

6.	Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law, other than pursuant to a beneficiary designation in accordance with the following sentence. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case you do not receive any or all such benefit during your lifetime. Each such designation shall revoke all of your prior designations, shall be in a form prescribed by the Company, and will be effective only when completed in accordance with any instructions provided by the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid to you during your lifetime shall be paid to your estate.

7.	No Rights as Shareholder
You shall not have voting or other rights as a shareholder of the Company with respect to the Units.

8.	Book Entry Registration of Shares
The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.

9.	Responsibility for Taxes
9.1    Regardless of any action the Company or the Employer take with respect to any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the granting or vesting of the Award, the settlement of Vested Units, the issuance of Shares upon settlement of the Vested Units, the subsequent sale of Shares acquired upon settlement of the Vested Units and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure

Exhibit 10.34

the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
9.2    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and or the Employer to satisfy all Tax-Related Items.
(a)    In this regard, you hereby irrevocably appoint Fidelity or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:
(i)    Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, a number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the Tax-Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent;
(ii)    Remit directly to the Company the cash amount necessary to cover the Tax-Related Items;
(iii)    Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and
(iv)    Remit any remaining funds to you.
(b)    If the sale of Shares required by Section 9.2(a)(i) above is prohibited by a legal, contractual or regulatory restriction, is otherwise impossible as described in the 10b5-1 Plan set forth in Section 9.3 below, or if the obligation for withholding of Tax-Related Items arises at a time other than the settlement of the Award, then in addition to the withholding mechanism described in Section 9.2(a), you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by:
(i)    requiring you to pay to the Company or the Employer any amount of the Tax-Related Items; and/or
(ii)    withholding any amount of the Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer; and/or
(iii)    withholding in Shares to be issued upon settlement of the Vested Units, provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Plan Administrator (as constituted to satisfy Rule 16b-3 of the Exchange Act) shall

Exhibit 10.34

establish any alternative method of withholding as may be required from the alternatives (i) – (iii) herein and, if the Plan Administrator does not exercise its discretion prior to the Tax-Related Items withholding event, then the method of withholding set forth in alternative (iii) shall apply.
(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the Vested Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Company may refuse to issue or deliver Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.
9.3    You acknowledge that the authorization and instruction to the Agent set forth in Section 9.2(a)(i) above to sell Shares to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company’s securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit you to sell a number of Shares issued upon settlement of Vested Units sufficient to pay the Tax-Related Items.
You acknowledge that the broker is under no obligation to arrange for the sale of Shares at any particular price. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the Nasdaq or other exchange where the Shares may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the Tax-Related Items.
You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of the 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third party beneficiary of Section 9.2(a)(i) and this 10b5-1 Plan.

Exhibit 10.34

10.	Nature of Grant
In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;
(d)    the grant of the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Employer, the Company or any Related Corporation and shall not interfere with the ability of the Employer, the Company or any Related Corporation to terminate your employment or service relationship (if any);
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;
(g)    the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from your ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
(j)    for purposes of the Award, your employment will be considered terminated as of the date you cease to actively provide services to the Company or a Related Corporation; further, in the event of termination of your employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the Award, if any, will terminate effective as of the date that you are no longer actively providing

Exhibit 10.34

services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company’s Chief Executive Officer shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether or not you may still be considered to be providing services while on an approved leave of absence);
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(l)    the following provisions apply only if you are providing services outside the United States:
(i)    the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purpose;
(ii)    neither the Company, the Employer nor any Related Corporation shall be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.
11.    No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Award and the acquisition or disposition of any Shares to be issued pursuant to the Award in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.
12.    Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Related Corporations for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold and process certain personal information about you, including, but not limited to, your name, home address,

Exhibit 10.34

email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Finally, upon request of the Company and/or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering the Award in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to accept the Award if you fail to provide such consent or agreement as requested by the Company and/or the Employer.
13.    Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Exhibit 10.34

14.    Language
You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if you have received this Agreement (or any portion thereof) or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
15.    General Provisions
15.1    Successors and Assigns. The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
15.2    Section 409A.
(a)    For purposes of U.S. taxpayers, the settlement of the Units is intended to be in compliance with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Plan Administrator may, at any time and without your consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if compliance is not practicable. The Company makes no representation or covenant to ensure that the Units, settlement of the Units or other payment hereunder are compliant with Section 409A of the Code and will have no liability to you or any other party if the settlement of the Units or other payment hereunder that is intended to be compliant with Section 409A of the Code, is not compliant or for any action taken by the Plan Administrator with respect thereto.
(b)    Notwithstanding anything in this Agreement to the contrary, any Units that become vested under this Agreement by reason of a termination of employment and that constitute an item of non-qualified deferred compensation subject to Section 409A of the Code shall not be settled unless you experience a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) and such Units shall be settled within 90 days of a Separation from Service; provided, however, that if you are a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of your termination of employment), such Units shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of your death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.
15.3    Governing Law and Choice of Venue. The Award and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state’s principles of conflict of laws. For

Exhibit 10.34

the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.
15.4    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.5    Notice. Any notice required or permitted hereunder shall be made in writing and sent to the following address:
Itron, Inc.
Attn. General Counsel
2111 N. Molter Road
Liberty Lake, WA USA 99019
16.    Appendix A
Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix A to this Agreement. Appendix A constitutes part of this Agreement.
17.    Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing
18.    Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

Exhibit 10.34

APPENDIX A

Restrictive Covenants
(a)    Confidential Information. The person entering into the Agreement with the Company (the “Participant”) shall hold in a fiduciary capacity for the benefit of the Company and its Subsidiaries (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Participant obtains during the Participant’s employment that is not public knowledge (other than as a result of the Participant’s violation of this Section (a)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process, or as may be required in the course of the Participant performing his or her duties and responsibilities with the Affiliated Group; provided, however, that no Company policies or practices, including the sections addressing confidentiality obligations, is intended to or shall limit, prevent, impede or interfere in any way with an employee's right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company's past or future conduct, or engage in any activities protected under whistle blower statutes. Pursuant to the Defend Trade Secrets Act of 2016, an employee shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law.  Moreover, employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal.  Finally, an employee who files a lawsuit alleging retaliation by the company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Upon his or her termination of employment for any reason, the Participant shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment with the Affiliated Group, and all

Exhibit 10.34

keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Participant agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees.
(b) Non-Recruitment of Affiliated Group Employees. The Participant acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Participant shall not, at any time during the Non-solicitation Period (as defined below), without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Period, the Participant shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Participant is a part will not constitute solicitation or recruitment. The “Non-solicitation Period” shall mean the period from the Date of Grant through the first anniversary of the Participant’s termination of employment.
(c) Non-Competition – Solicitation of Business. Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination (or any business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the scope of this Non-Competition provision is

Exhibit 10.34

worldwide. The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment.
(d) Remedies. The Participant acknowledges and agrees that the terms of this Appendix A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, customer relationships and confidential information. The Participant further acknowledges and agrees that the Participant’s breach of the provisions of this Appendix A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Participant consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Participant commits any such breach. If any of the provisions of this Appendix A are determined to be wholly or partially unenforceable, the Participant hereby agrees that Appendix A or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Appendix A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.